                                                                      EXHIBIT 23





                          INDEPENDENT AUDITORS CONSENT
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The Board of Directors and Stockholders
Selective Insurance Group, Inc.


We consent to the incorporation by reference in the registration statement (No. 333-10477) on Form S-8 of Selective Insurance Group, Inc. of our report dated June 25, 2001, relating to the statements of net assets available for plan participants of Selective Insurance Retirement Savings Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan participants for the years then ended, and related schedule, which report appears in the December 31, 2000 annual report on Form 11-K of Selective Insurance Group, Inc.




/s/ KPMG LLP
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New York, New York
June 29, 2001